Exhibit 99.1

November 15, 2005                 Steven F. Nicola
Chief Financial Officer, Secretary
& Treasurer
412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
EARNINGS FOR FISCAL 2005

PITTSBURGH, PA, NOVEMBER 15, 2005 -- Matthews International Corporation (NASDAQ
NMS: MATW) today announced financial results for the fourth quarter and fiscal year ended September 30, 2005. For the fiscal 2005 fourth quarter, net income was $15,682,000, or $0.48 per share, compared to $16,631,000 or $0.51 per share for the fourth quarter a year ago. Net income for the fiscal 2005 fourth quarter represented a decline of 5.7 percent from the same period last year. Sales in the fiscal 2005 fourth quarter were $175,890,000 compared to $146,277,000 in the same quarter last year, representing an increase of 20.2%. Operating profit for the quarter ended September 30, 2005 was $27,306,000 versus $28,563,000 for the fiscal 2004 fourth quarter, which represents a decline of 4.4%.

For the year ended September 30, 2005, the Company reported net income of $59,824,000 compared to $56,195,000 for fiscal 2004. Earnings per share for fiscal 2005 were $1.84 per share, representing an increase of 7.0 percent over $1.72 per share for fiscal 2004. Sales for the year ended September 30, 2005 were $639,822,000, representing an increase of $131,021,000, or 25.8 percent over sales of $508,801,000 in fiscal 2004. Operating profit for fiscal 2005 was $101,287,000, compared to $97,794,000 a year ago.

David M. Kelly, Chairman and Chief Executive Officer, stated: “The Company’s consolidated operating results for the fiscal 2005 fourth quarter and full fiscal year were within our expectations. Although the fourth quarter earnings represented a decline from a year ago, this was anticipated primarily due to last year’s relatively strong fourth quarter and our current year investment in establishing a casket manufacturing facility in Mexico.” The portion of costs incurred for the Mexican facility that were expensed approximated $1.7 million and $3.7 million, respectively, for the 2005 fourth quarter and fiscal year.

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Mr. Kelly further stated: “The fiscal 2005 fourth quarter also reflected lower results from recent acquisitions. The profit improvement plans implemented by these operations are expected to favorably impact results beginning in the first quarter of 2006. In addition, during the fourth quarter, we continued to face the challenges of higher material costs in our bronze segment and these costs have continued to climb. Fortunately, we have been able to mitigate some of this impact with productivity initiatives and price changes.

For the year, our improvement in earnings was driven by continued growth in our Bronze and Marking Products businesses, the full year impact of several of the acquisitions completed in fiscal 2004 and the favorable effect of changes in currency exchange rates on the reported results of our international operations. The investment in Mexico and lower results in our Graphics business unfavorably impacted fiscal 2005 operating income compared to last year.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Year Ended
	9/30/04	9/30/05	9/30/04	9/30/05
Sales	$146,277	$175,890	$508,801	$639,822
Operating Profit	28,563	27,306	97,794	101,287
Income before Taxes	27,185	24,734	91,833	95,930
Income Taxes	10,554	9,052	35,638	36,106
Net Income	$16,631	$15,682	$56,195	$59,824
Earnings per Share	$0.51	$0.48	$1.72	$1.84
Weighted Average Shares	32,759,810	32,454,421	32,688,643	32,525,029

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.